Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-130074

Pricing Supplement to the Prospectus Supplement No. 542 dated December 1, 2005 — No. 572

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B

$15,000,000
6.00% Aggregate Mandatory Exchangeable Notes due September 2006
(Exchangeable for a Basket of Four Common Stocks)

This pricing supplement and the accompanying prospectus supplement no. 542, relating to the aggregate mandatory exchangeable notes, should be read together. Because the aggregate mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 542 should also be read with the accompanying prospectus dated December 1, 2005, as supplemented by the accompanying prospectus supplement dated December 1, 2005. Terms used here have the meanings given them in the accompanying prospectus supplement no. 542, unless the context requires otherwise.

The aggregate mandatory exchangeable notes offered by this pricing supplement, which we call the “offered notes”, have the terms described in the accompanying prospectus supplement no. 542, as supplemented or modified by the following:

Issuer: The Goldman Sachs Group, Inc.

Basket stocks: common stocks of ENSCO International Incorporated and Rowan Companies, Inc. and ordinary shares of GlobalSantaFe Corporation and Transocean Inc., with each basket stock having a relative weight on the trade date of 25.00%

Face amount: each offered note will have a face amount equal to $100.00; the aggregate face amount for all the offered notes is $15,000,000

Original issue price: 100% of the face amount

Net proceeds to the issuer: 99.95% of the face amount

Trade date: March 2, 2006

Settlement date (original issue date): March 9, 2006

Stated maturity date: September 11, 2006, unless extended for up to six business days

Interest rate (coupon): 6.00% per year

Interest payment dates: June 11, 2006 and September 11, 2006

Regular record dates: for the interest payment dates specified above, five business days prior to the applicable interest payment date

CUSIP no.: 38143Y178

Your investment in the notes involves certain risks. We encourage you to read “Additional Risk Factors Specific to Your Note” beginning on page S-3 of the accompanying prospectus supplement no. 542 so that you may better understand those risks. The offered notes are not principal-protected and you could lose your entire investment. In addition, the payment amount is capped.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Pricing Supplement dated March 2, 2006.

Principal amount:

On the stated maturity date, each offered note will be exchanged for, with respect to each basket stock, a number of shares of that basket stock equal to the exchange rate for that basket stock or, at the option of Goldman Sachs, for the cash value of that basket stock based on the relevant final basket stock price.

Exchange rate for each basket stock:

If the final basket stock price equals or exceeds the relevant threshold appreciation price, then the exchange rate will equal a number of shares of that basket stock equal to the relevant threshold fraction multiplied by the weighting amount for that basket stock for each offered note outstanding. The face amount for one offered note equals $100.00. Otherwise, the exchange rate for the relevant basket stock will equal a number of shares of that basket stock equal to the weighting amount for that basket stock for each offered note outstanding. The exchange rate is subject, in certain circumstances, to anti-dilution adjustment as described in the accompanying prospectus supplement no. 542.

Please note that the amount you receive for each $100.00 of outstanding face amount of your note on the stated maturity date could be substantially less than $100.00 and will not in any event exceed $125.00, which represents the sum of the products, with respect to each basket stock, of the relevant threshold appreciation price multiplied by the relevant weighting amount. You could lose your entire investment in the offered notes.

Initial basket stock price for each basket stock:	The initial basket stock price for each of the basket stocks is as follows:

1.	ENSCO International Incorporated	$47.180 per share
2.	GlobalSantaFe Corporation	$57.824 per share
3.	Rowan Companies, Inc.	$41.870 per share
4.	Transocean Inc.	$79.180 per share

Final basket stock price for each basket stock:	The closing price of one share of the relevant basket stock on the determination date, subject to anti-dilution adjustment.

Determination date:	The fifth trading day prior to September 11, 2006 unless extended for up to five business days.

Threshold appreciation price for each basket stock:	For each basket stock, the initial basket stock price times 1.25. The threshold appreciation price for each of the basket stocks is as follows:

1.	ENSCO International Incorporated	$58.9750 per share
2.	GlobalSantaFe Corporation	$72.2800 per share
3.	Rowan Companies, Inc.	$52.3375 per share
4.	Transocean Inc.	$98.9750 per share

Weighting amount for each basket stock:	The weighting amount for each of the basket stocks is as follows:

1.	ENSCO International Incorporated	0.5299 per share
2.	GlobalSantaFe Corporation	0.4323 per share
3.	Rowan Companies, Inc.	0.5971 per share
4.	Transocean Inc.	0.3158 per share

Threshold fraction:	For each basket stock, the threshold appreciation price divided by the final basket stock price for that basket stock.

No listing:	The offered notes will not be listed on any securities exchange or interdealer market quotation system.

Hypothetical payment amount:

The tables below show several examples of hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $100.00 of the outstanding face amount of your note, if the final basket stock prices were any of the hypothetical prices shown in the final basket stock price columns. For this purpose, we have assumed that there will be no anti-dilution adjustments to the exchange rates for the basket stocks and no market disruption events.

The prices in the final basket stock price column represent hypothetical closing prices for one share of the relevant basket stock on the determination date. The amounts in the exchange amount at maturity column represent the hypothetical cash value of each basket stock to be exchanged for each outstanding note, based on the hypothetical final basket stock price for that basket stock.

Example 1:    All basket stock prices increase by 10%.

Stock	Weight (%)	Initial Basket Stock Price	Threshold Appreciation Price	Weighting Amount (per note)	Assumed Final Basket Stock Price	Exchange Amount at Maturity
ENSCO International Incorporated	25.00%	$47.180	$58.9750	0.5299	$51.8980	$27.5008
GlobalSantaFe Corporation	25.00%	$57.824	$72.2800	0.4323	$63.6064	$27.4970
Rowan Companies, Inc.	25.00%	$41.870	$52.3375	0.5971	$46.0570	$27.5006
Transocean Inc.	25.00%	$79.180	$98.9750	0.3158	$87.0980	$27.5055

Exchange amount at maturity for each note:						$110.00

Example 2: All basket stock prices increase by 30%.

Stock	Weight (%)	Initial Basket Stock Price	Threshold Appreciation Price	Weighting Amount (per note)	Assumed Final Basket Stock Price	Exchange Amount at Maturity
ENSCO International Incorporated	25.00%	$47.180	$58.9750	0.5299	$61.3340	$31.2509
GlobalSantaFe Corporation	25.00%	$57.824	$72.2800	0.4323	$75.1712	$31.2466
Rowan Companies, Inc.	25.00%	$41.870	$52.3375	0.5971	$54.4310	$31.2507
Transocean Inc.	25.00%	$79.180	$98.9750	0.3158	$102.9340	$31.2563

Exchange amount at maturity for each note:						$125.00

Example 3:	All basket stock prices decrease by 10%.

Stock	Weight (%)	Initial Basket Stock Price	Threshold Appreciation Price	Weighting Amount (per note)	Assumed Final Basket Stock Price	Exchange Amount at Maturity
ENSCO International Incorporated	25.00%	$47.180	$58.9750	0.5299	$42.4620	$22.5006
GlobalSantaFe Corporation	25.00%	$57.824	$72.2800	0.4323	$52.0416	$22.4976
Rowan Companies, Inc.	25.00%	$41.870	$52.3375	0.5971	$37.6830	$22.5005
Transocean Inc.	25.00%	$79.180	$98.9750	0.3158	$71.2620	$22.5045

Exchange amount at maturity for each note:						$90.00

Example 4:	The basket stock prices of ENSCO International Incorporated and GlobalSantaFe Corporation both decrease by 10% and the basket stock prices of Rowan Companies, Inc. and Transocean Inc. both increase by 5%.

Stock	Weight (%)	Initial Basket Stock Price	Threshold Appreciation Price	Weighting Amount (per note)	Assumed Final Basket Stock Price	Exchange Amount at Maturity
ENSCO International Incorporated	25.00%	$47.180	$58.9750	0.5299	$42.4620	$22.5006
GlobalSantaFe Corporation	25.00%	$57.824	$72.2800	0.4323	$52.0416	$22.4976
Rowan Companies, Inc.	25.00%	$41.870	$52.3375	0.5971	$43.9635	$26.2506
Transocean Inc.	25.00%	$79.180	$98.9750	0.3158	$83.1390	$26.2553

Exchange amount at maturity for each note:						$97.50

Example 5:	The basket stock price of ENSCO International Incorporated decreases by 80%, the basket stock prices of GlobalSantaFe Corporation and Rowan Companies, Inc. both increase by 5%, and the basket stock price of Transocean Inc. increases by 20%.

Stock	Weight (%)	Initial Basket Stock Price	Threshold Appreciation Price	Weighting Amount (per note)	Assumed Final Basket Stock Price	Exchange Amount at Maturity
ENSCO International Incorporated	25.00%	$47.180	$58.9750	0.5299	$9.4360	$5.0001
GlobalSantaFe Corporation	25.00%	$57.824	$72.2800	0.4323	$60.7152	$26.2472
Rowan Companies, Inc.	25.00%	$41.870	$52.3375	0.5971	$43.9635	$26.2506
Transocean Inc.	25.00%	$79.180	$98.9750	0.3158	$95.0160	$30.0061

Exchange amount at maturity for each note:						$87.50

Example 6:	All basket stock prices decrease by 40%.

Stock	Weight (%)	Initial Basket Stock Price	Threshold Appreciation Price	Weighting Amount (per note)	Assumed Final Basket Stock Price	Exchange Amount at Maturity
ENSCO International Incorporated	25.00%	$47.180	$58.9750	0.5299	$28.3080	$15.0004
GlobalSantaFe Corporation	25.00%	$57.824	$72.2800	0.4323	$34.6944	$14.9984
Rowan Companies, Inc.	25.00%	$41.870	$52.3375	0.5971	$25.1220	$15.0003
Transocean Inc.	25.00%	$79.180	$98.9750	0.3158	$47.5080	$15.0030

Exchange amount at maturity for each note:						$60.00

The payment amounts shown above in examples one to six are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical exchange amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in any of the basket stocks. Please read “Additional Risk Factors Specific to Your Note” and “Hypothetical Payment Amounts on Your Note” in the accompanying prospectus supplement no. 542.

Payments on your note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note are economically equivalent to the amounts that would be paid on a combination of an interest bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” in the accompanying prospectus supplement no. 542.

Hedging:

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of all of the basket stocks on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see “Additional Risk Factors Specific to Your Note — Our Business Activities May Create Conflicts of Interest Between You and Us” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement no. 542.

Description of the basket stock issuers:

According to its publicly available documents, ENSCO International Incorporated is an international offshore contract drilling company. Information filed with the SEC by ENSCO International Incorporated under the Exchange Act can be located by referencing its SEC file number: 001-08097.

According to its publicly available documents, GlobalSantaFe Corporation is an offshore oil and gas drilling contractor. Information filed with the SEC by GlobalSantaFe Corporation under the Exchange Act can be located by referencing its SEC file number: 001-14634.

According to its publicly available documents, Rowan Companies, Inc. is a provider of international and domestic contract drilling services. Information filed with the SEC by Rowan Companies, Incorporated under the Exchange Act can be located by referencing its SEC file number: 001-05491.

According to its publicly available documents, Transocean Inc. is an international provider of offshore contract drilling services for oil and gas wells. Information filed with the SEC by Transocean Incorporated under the Exchange Act can be located by referencing its SEC file number: 333-75899.

Historical trading price information:

The common stocks of ENSCO International Incorporated and Rowan Companies, Inc. and ordinary shares of GlobalSantaFe Corporation and Transocean Inc. are traded on the New York Stock Exchange under the symbols “ESV”, “RDC”, “GSF” and “RIG”, respectively. The following tables show the quarterly high, low and final closing prices as traded on the New York Stock Exchange, for the common stock of ENSCO International Incorporated and Rowan Companies, Inc. and ordinary shares of GlobalSantaFe Corporation and Transocean Inc., in each case for the four calendar quarters in each of 2004 and 2005 and for the first calendar quarter in 2006, through March 2, 2006. We obtained the trading price information shown below from Bloomberg Financial Services, without independent verification.

ENSCO International Incorporated

	High	Low	Close
2004
Quarter ended March 31	$30.53	$26.40	$28.17
Quarter ended June 30	$29.10	$25.08	$29.10
Quarter ended September 30	$33.04	$27.00	$32.67
Quarter ended December 31	$33.75	$28.68	$31.74

2005
Quarter ended March 31	$40.93	$30.35	$37.66
Quarter ended June 30	$38.86	$29.79	$35.75
Quarter ended September 30	$47.03	$35.82	$46.59
Quarter ended December 31	$50.28	$40.21	$44.35

2006
Quarter ending March 31 (through March 2, 2006)	$55.85	$43.50	$47.46
Closing price on March 2, 2006			$47.46

GlobalSantaFe Corporation

	High	Low	Close
2004
Quarter ended March 31	$30.58	$23.60	$27.77
Quarter ended June 30	$28.53	$24.21	$26.50
Quarter ended September 30	$31.30	$24.72	$30.65
Quarter ended December 31	$33.11	$27.42	$33.11

2005
Quarter ended March 31	$38.51	$32.04	$37.04
Quarter ended June 30	$41.52	$33.00	$40.80
Quarter ended September 30	$47.63	$41.09	$45.62
Quarter ended December 31	$49.99	$39.73	$48.15

2006
Quarter ending March 31 (through March 2, 2006)	$61.15	$50.45	$58.02

Closing price on March 2, 2006			$58.02

Rowan Companies, Inc.

	High	Low	Close
2004
Quarter ended March 31	$24.67	$20.80	$21.09
Quarter ended June 30	$24.64	$20.62	$24.33
Quarter ended September 30	$27.05	$21.87	$26.40
Quarter ended December 31	$27.00	$23.61	$25.90

2005
Quarter ended March 31	$32.92	$24.83	$29.93
Quarter ended June 30	$30.84	$25.04	$29.71
Quarter ended September 30	$37.60	$29.40	$35.49
Quarter ended December 31	$38.88	$29.53	$35.64

2006
Quarter ending March 31 (through March 2, 2006)	$45.53	$38.16	$42.16
Closing price on March 2, 2006			$42.16

Transocean Inc.

	High	Low	Close
2004
Quarter ended March 31	$31.50	$23.94	$27.89
Quarter ended June 30	$29.12	$25.47	$28.94
Quarter ended September 30	$36.19	$26.21	$35.78
Quarter ended December 31	$42.99	$34.09	$42.39

2005
Quarter ended March 31	$51.46	$39.80	$51.46
Quarter ended June 30	$57.73	$44.03	$53.97
Quarter ended September 30	$62.60	$54.14	$61.31
Quarter ended December 31	$70.65	$53.39	$69.69

2006
Quarter ending March 31 (through March 2, 2006)	$83.93	$70.20	$79.34
Closing price on March 2, 2006			$79.34

As indicated above, the market prices of the basket stocks have been highly volatile during recent periods. It is impossible to predict whether the price of any of the basket stocks will rise or fall, and you should not view the historical prices of the basket stocks as an indication of future performance. See “Additional Risk Factors Specific to Your Note — The Market Price of Your Note May Be Influenced by Many Unpredictable Factors” in the accompanying prospectus supplement no. 542.